                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

The following press release was issued by Willamette Industries, Inc. to certain weekly newspapers in Northern Louisiana on May 3, 2001:

               Willamette CEO thanks employees for their efforts

     Nearly six months after the hostile takeover attempt by Weyerhaeuser Company was first made public, Willamette Chief Executive Officer Duane McDougall reiterated last week that Willamette is "not for sale," while visiting with a group of North Louisiana Willamette employees.

     "We will not negotiate under these circumstances," McDougall said. "We are holding steady in our fight because we are not going to sell what we believe to be the premier wood products company in the country at a price that our Board has determined is inadequate."

     In November, rival Weyerhaeuser announced an offer of $48 per share of Willamette Industries stock. Willamette's annual meeting is set for June 7 in Portland where shareholders will elect three people to the board of directors. Both Willamette and Weyerhaeuser have nominated slates of directors.

     McDougall was in Louisiana for a one-day visit to update employees on the status of the takeover and to give his thanks for the employee effort over the last months.

     "Your efforts to remain focused on the job at hand are to be commended. It's been tough on all of us to stay focused," McDougall said. "Our first quarter earnings show the tremendous effort each and every one of you and your employees have made. For that, I thank you."

     McDougall said the fact that Willamette Industries has been able to hold out for this long against the takeover, which the board has deemed not in the best interest of Willamette's shareholders and other constituents, is good news to him. "I'm more optimistic today than I was six months ago." he said.

     This fight has shown Wall Street and the industry two wonderful things about Willamette, he said.

     "Two really great things are happening," McDougall emphasized. "First, we are demonstrating to Wall Street that we are one of the best performing companies in the whole industry. Second, most of the time in these takeover situations, company morale deteriorates with people being fearful that their jobs will disappear. With us, the opposite has happened. We have shown what we can do in our last two quarters. We had outstanding earnings."

     McDougall added that "Willamette's long-standing decentralized structure allows managers to make business decisions that best fit their market and their needs."

     "Our whole attitude about doing business is completely different from Weyerhaeuser's," McDougall continued. "They have not even addressed the impact of potential job losses on our local communities. They have different harvesting policies than Willamette. They are a completely different company."

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.